Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:

Amber Dutra

Amber.Dutra@TerraCycle.com

TerraCycle Appoints New Chief Financial Officer to Global Leadership Team

Damian Finio to succeed Javier Daly as Chief Financial Officer

TRENTON, N.J., September 6, 2023 –-- TerraCycle Inc., the international leader in innovative sustainability solutions, today announced Damian Finio will join the company’s global leadership team as Chief Financial Officer, effective October 2.

Finio most recently served as Chief Financial Officer of Phibro Animal Health Corporation (Nasdaq: PAHC) and joins TerraCycle with more than 30 years of financial management experience, primarily in the life sciences industry having spent nearly half of his career at AstraZeneca. Finio holds a Bachelor of Science in Accounting and an MBA. Although now inactive, he was also a Certified Public Accountant and Certified Treasury Professional earlier in his career.

“Finio’s wealth of experience will be a valuable asset as we continue to explore options to fuel our plans for continued growth,” said TerraCycle CEO and Founder Tom Szaky. “I value his passion for our work and his desire to use his vast skills to contribute to our mission, impact and financial success.”

Finio will succeed TerraCycle’s current Chief Financial Officer, Javier Daly, who will retire in early 2024. From his 13-year tenure, Daly is credited with driving the organization to profitability, building a solid foundation of financial systems and processes needed to support the organization's diverse business models, and furthering innovation in recycling and reuse.

“TerraCycle is a high-momentum company on a mission to solve today’s complex waste challenges. I’m looking forward to working closely with TerraCycle’s global leadership team to unlock new ways to drive its global growth and impact,” said Finio.

With revenues growing consistently each year, TerraCycle is an award-winning private company operating in recycling hard-to-recycle waste and circular innovation, since 2003.

About TerraCycle

TerraCycle is an international leader in innovative sustainability solutions, creating and operating first-of-their-kind platforms in recycling, recycled materials, and reuse. Across 21 countries, TerraCycle is on a mission to rethink waste and develop practical solutions for today’s complex waste challenges. The company engages an expansive multi-stakeholder community across a wide range of accessible programs, from Fortune 500 companies to schools and individuals. To learn more about TerraCycle and join them on their journey to move the world from a linear economy to a circular one, please visit www.terracycle.com.

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